Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2005, except Note 22, as to which the date is July 28, 2005, in the Registration Statement on Form S-1 and related Prospectus of AMERISAFE, Inc. dated August 3, 2005.
/s/ Ernst & Young LLP
New Orleans, Louisiana
August 1, 2005